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                                                                     EXHIBIT 5.1

                       [MAYER, BROWN & PLATT LETTERHEAD]

                                          November 13, 1997

Friendly Ice Cream Corporation
1855 Boston Road
Wilbraham, Massachusetts 01095

Ladies and Gentlemen:

    We have acted as counsel to Friendly Ice Cream Corporation, a Massachusetts corporation (the "Corporation") and Friendly's Restaurant Franchise, Inc., a Delaware corporation (the "Subsidiary"), in connection with the corporate proceedings (the "Proceedings") taken and to be taken relating to the public offering of $25,000,000 of the Company's Senior Notes due 2007 (the "Notes"), as unconditionally guaranteed by the Subsidiary (such guarantee being the "Guarantees"). The Notes and the Guarantees are to be issued pursuant to an Indenture between the Company, the Subsidiary and The Bank of New York, as Trustee (the "Indenture"). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

    Based on the foregoing, it is our opinion that, upon completion of the Proceedings, the Notes and the Guarantees will have been duly authorized for issuance and, when the Indenture has been duly executed and delivered by the parties thereto and when the Notes and the Guarantees are duly executed, authenticated, issued and delivered, the Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Subsidiary, respectively, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in a proceeding at law or in equity).

    We consent to the filing of this opinion as an exhibit to the registration statement relating to the Notes and the Guarantees and to the reference to us under the caption "Legal Matters" therein.

                                          Very truly yours,
                                          /s/ Mayer Brown & Platt
                                          MAYER, BROWN & PLATT

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